FIRST FEDERAL
                                                                BANKSHARES, INC.


PRESS RELEASE
August 11, 2009
For Immediate Release


For Further Information Contact:    Levon Mathews
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    712.277.0201

        FIRST FEDERAL BANKSHARES, INC. REPORTS FOURTH QUARTER AND FISCAL
           YEAR END RESULTS AND RESIGNATION OF CHIEF EXECUTIVE OFFICER

Sioux City, Iowa. First Federal Bankshares,  Inc. (the "Company") (Nasdaq Global
Market: FFSX), the parent company of Vantus Bank (the "Bank"), recorded a net loss for the three months ended June 30, 2009, of $17.7 million or $5.46 per diluted share, compared to a net loss of $22.2 million, or $6.84 per diluted share, for the three months ended June 30, 2008. For the twelve months ended June 30, 2009, the Company recorded a net loss of $18.6 million, or $5.75 per diluted share, compared to a net loss of $25.4 million, or $7.82 per diluted share, for the twelve months ended June 30, 2008. The loss for the three and twelve months ended June 30, 2009 was primarily attributable to "other than temporary impairment" ("OTTI") charges of $12.3 million and $19.2 million, respectively, relating to the Company's pooled trust preferred collateralized debt obligations ("trust preferred CDOs"). In addition, based on an evaluation of the Bank's deferred tax asset as of June 30, 2009, the Company concluded that it was more likely than not that a portion of the deferred tax asset will not be realized. As a result, the financial results for the three and twelve months ended June 30, 2009 reflected a valuation allowance of $8.8 million related to the deferred tax asset.

Analysis of Financial Results

The Company's trust preferred CDOs are substantially illiquid, and their valuation is highly complex and involves a comprehensive process including quantitative modeling and significant judgment. As a result, the Company engaged an independent consulting firm to assist in the valuation of these securities. Based on the consulting firm's findings, management determined the Company's trust preferred CDO securities had an aggregate fair value of $10.0 million at June 30, 2009. To determine the write down on these securities, management completed an analysis of projected cash flows and discounted the cash flows at the original purchased yield. The difference in the cost basis of the security and the net present value of the cash flows was considered a credit-related loss and was recorded through operations as an impairment loss.

The effects of the trust preferred CDO securities on the Company's operations and capital position will continue to be influenced by external market conditions and other factors outside of the Company's control, including but not limited to, specific issuer credit deterioration, deferral and default rates of specific issuer financial institutions, failure or government seizure of the underlying financial institutions, rating agency actions, and the prices at which observable market transactions in these types of securities occur. While management closely monitors the performance of the Company's trust preferred CDO securities and does not intend to sell these securities prior to the recovery in value, the current market environment significantly limits the Company's ability to mitigate its exposure to future credit-related OTTI write downs and price changes in these securities. Accordingly, if the aforementioned market conditions deteriorate further, it is likely that the Company would then determine additional credit-related OTTI on the Company's trust preferred CDO securities. Such a determination would correspondingly have a further material adverse impact on the Company's earnings, shareholders' equity and regulatory capital.

Net interest income for the three-month period ended June 30, 2009 decreased $0.5 million from $4.0 million for the three months ended June 30, 2008, to $3.5 million for the three months ended June 30, 2009. Even though the dollar amount of net interest income decreased, net interest margin increased. For the three months ended June 30, 2009, the Company's net interest margin was 3.22% compared to 3.13% for the same period a year ago. The increase in margin was due to liability costs falling faster than the yield of the Company's interest-earning assets. The increase in margin was offset by a decrease in the Company's average interest-earning assets. Average interest-earning assets decreased to $436.1 million during the most recent quarter compared to $520.1 million for the three months ended June 30, 2008. The change in earning assets was primarily due to increased prepayments in the declining interest rate environment. In addition, the decline in earning assets was attributable to the sale of the Bank's Grinnell, Iowa branch that closed in December 2008 and a bulk sale of approximately $14.0 million of single-family mortgages that occurred during the third fiscal quarter.

For the twelve month period ended June 30, 2009, net interest income decreased to $16.0 million compared to $16.2 million for the same period ended June 30, 2008 For the twelve months ended June 30, 2009, the Company's net interest margin was 3.44% compared to 2.97% for the same period a year ago. The increase in margin was offset by a decrease in average earning assets. Average interest-earning assets for the twelve month period ended June 30, 2009 decreased to $471.2 million compared to $551.2 million for the twelve months ended June 30, 2008.

The provision for loan losses for the three months ended June 30, 2009, was $1.7 million compared to $1.4 million for the three months ended June 30, 2008. For the twelve months ended June 30, 2009, provision for loan losses totaled $3.8 million as compared to $4.6 million for the twelve months ended June 30, 2008. During the current quarter, the Company recognized specific allowances of $350,000 on a loan to a used car dealership in Des Moines, Iowa, $933,000 on a loan for the construction of a bio-diesel plant in south-eastern Nebraska, and $230,000 on a loan for the purchase of rental properties in Central Iowa.

Non-interest income for the three months ended June 30, 2009 totaled $1.6 million as compared to $1.7 million for the three months ended June 30, 2008. The decrease was attributable to decreases in services charges on commercial and consumer loans as the level of prepayment activity on these types of loans decreased causing a decrease in the level of prepayment penalties on these loans. In addition, other income decreased. Other income relates to income generated from the sale of fixed annuities and mutual funds. The level of sales of these items declined for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008. Excluding the gain on sale of the Grinnell, Iowa branch, for the twelve months ended June 30, 2009, non-interest income totaled $6.4 million as compared to $6.2 million for the twelve months ended June 30, 2009. The increase was attributable to an increase in service fees on deposits and an increase in mortgage banking revenue. The improvement in service charges on deposit accounts was primarily attributable to the overall increase in the number of deposit accounts as compared to last year and the increase in mortgage banking revenue was attributable to the aforementioned bulk sale of single family mortgages.

Excluding the goodwill impairment that occurred in fiscal year 2008, non-interest expense for the three months ended June 30, 2009 increased $0.3 million to $5.3 million as compared to $5.0 million for the three months ended June 30, 2008. For the twelve months ended June 30, 2009, non-interest expense increased to $20.8 million from $20.2 million during the same time period a year ago. The increase for both periods was due to an increase in FDIC deposit insurance premium expense and professional, insurance and regulatory expense, partially offset by a decrease in compensation and benefit expense. The increase in the professional, insurance, and regulatory expense was due to costs of consulting firms assisting the Company in evaluating "other than temporary" impairment issues related to the Company's investment in trust preferred securities. In addition, legal fees have increased due to the enhanced regulatory enforcement oversight of the Bank. Also contributing to the increase was an increase in insurance costs. FDIC deposit insurance premium expense increased due to the FDIC special assessment of approximately $250,000 that was recognized during the current quarter and an overall increase in the Company's deposit premiums. The decrease in compensation and benefit expense was primarily due to the sale of the Grinnell, Iowa branch and the reorganization plan that the Company implemented in the second and third quarters during the current fiscal year. The reorganization plan reduced the number of full-time equivalent employees to 144 as compared to 195 in the previous year. Management anticipates the reorganization will save the Company approximately $2.5 million a year.

Although non-performing assets increased to $29.2 million at June 30, 2009 compared to $18.6 million at June 30, 2008, non-performing assets decreased during the quarter as compared to $29.6 million as of March 31, 2009. The decrease from quarter to quarter was attributable to the sale of previously foreclosed properties.

Total assets decreased by $61.5 million to $503.5 million at June 30, 2009, from $565.0 million at June 30, 2008. The decrease was partially due to the aforementioned sale of the Grinnell, Iowa, branch, the aforementioned bulk sale of mortgage loans and planned run-off in the Bank's commercial real estate portfolio. Deposits totaled $392.9 million at June 30, 2009, as compared to $446.6 million at June 30, 2008. The decrease was primarily attributed to the aforementioned sale of the Bank's Grinnell, Iowa, branch.

Regulatory Update

The Bank's regulatory capital ratios as of June 30, 2009 were as follows: a Tier 1 Leverage Ratio of 4.47% (compared to the adequately capitalized threshold of 4.00%); a Tier 1 Risk-Based Capital Ratio of 3.35% (compared to the adequately capitalized threshold of 4.00%); and a Total Risk-Based Capital Ratio of 3.98% (compared to the adequately capitalized threshold of 8.00%). As previously reported, the Company received notification on May 10, 2009 from the Office of Thrift Supervision ("OTS") that the Bank was considered significantly undercapitalized under the Prompt Corrective Action (PCA) capital categories and that the Bank must increase its capital and return to adequately capitalized status. As previously reported, the Company has been anticipating the issuance by the OTS of a PCA Directive and Stipulation to a PCA Directive. Also as previously reported, on July 31, 2009, the Company consented to the issuance of a Cease and Desist Order. Among other things, the Cease and Desist Order requires that by August 31, 2009, the Board of Directors must adopt and submit to the OTS a business plan for enhancing the consolidated capital and earnings of the Company. At a minimum, the business plan must address how the Bank will increase its Tier 1 Capital Ratio to at least 8.0% and its Total Risk-Based Capital Ratio to at least 12.0% by December 31, 2009, and how it will maintain these ratios thereafter.

The Company has been in contact with several private equity groups related to a possible capital infusion in the Bank. However, there can be no assurance that the Company will succeed in raising additional capital from private equity or other sources. Moreover, such a transaction would likely result in substantial dilution to the Company's current stockholders and could adversely affect the price of the Company's common stock.

Going Concern Assessment

As a result of the above-described regulatory actions and the current uncertainties associated with the Company's ability to increase the Bank's capital levels to meet regulatory requirements, management believes the Company's independent registered public accounting firm may express substantial doubt about the Company's ability to continue as a going concern in the auditors' report contained within the Company's annual report on Form 10-K. The Company is working to implement the capital infusion described above in order to increase the Bank's regulatory capital ratios to address the uncertainties giving rise to a possible going concern assessment.

Resignation of President and Chief Executive Officer

On August 10, 2009, Levon Mathews submitted his resignation as President and Chief Executive Officer of the Company and of the Bank. Mr. Mathews has accepted a position as President and Chief Executive Officer of a financial institution outside the Bank's market area. Mr. Mathews' resignation is effective September 25, 2009 and he is expected to remain as President and Chief Executive Officer of the Company and the Bank through that date. The Board of Directors has initiated a search for a successor to Mr. Mathews and will consider internal as well as external candidates for the position.

About Vantus Bank

The Company's banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa. Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and six full-service offices in central Iowa, including four in the Des Moines market area.

Certain matters in the press release are "forward-looking statements" intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "believes" "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly statements that describe the Company's future plans, objectives, or goals are forward-looking statements. The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company's financial performance and could cause results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company's markets and (x) changes in accounting principles, policies, or guidelines.

                                       ###

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                           June 30       June 30
(Dollars in thousands, except per share amounts)                                            2009          2008
-----------------------------------------------------------------------------------------------------------------
ASSETS
------
Cash and due from banks                                                                   $12,313        $12,491
Interest-bearing deposits in other financial institutions                                  43,197              -
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                  55,510         12,491
-----------------------------------------------------------------------------------------------------------------
Securities available-for-sale, at fair value                                               48,062         84,229
Securities held-to-maturity, at cost                                                        5,525          7,000
Mortgage loans held for sale                                                                1,963          1,102
Loans receivable, net                                                                     332,712        407,819
Office property and equipment, net                                                         16,082         18,762
Federal Home Loan Bank stock, at cost                                                       5,879          4,283
Accrued interest receivable                                                                 1,880          2,535
Foreclosed and repossessed assets                                                           7,463            873
Deferred tax asset                                                                         12,255          9,870
Other assets                                                                               16,208         16,042
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                         $503,539       $565,006
==================================================================================================================
LIABILITIES
-----------
Deposits                                                                                 $392,945       $446,568
Advances from FHLB and other borrowings                                                   101,322         81,637
Advance payments by borrowers for taxes and insurance                                         571            884
Accrued interest payable                                                                    1,778          1,801
Accrued expenses and other liabilities                                                      3,699          2,124
-----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                     500,315        533,014
-----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                                                   51             51
Additional paid-in capital                                                                 39,560         39,505
Retained earnings, substantially restricted                                                13,629         32,583
Treasury stock, at cost                                                                   (28,536)       (28,536)
Accumulated other comprehensive loss                                                      (21,042)       (11,062)
Unearned ESOP                                                                                (438)          (549)
-----------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                               3,224         31,992
-----------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                            $503,539       $565,006
=================================================================================================================
Actual number of shares outstanding at end
of period, net of treasury stock                                                        3,304,471      3,304,471
Average shares outstanding used to compute:
Basic earnings (loss) per share                                                         3,249,853      3,244,570
Diluted earnings (loss) per share                                                       3,249,853      3,244,570
Shareholders' equity to total assets                                                        0.64%          5.66%
Book value per share                                                                        $0.98          $9.68
=================================================================================================================

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                                             Three months ended          Twelve months ended
                                                                   June 30                     June 30
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)            2009           2008          2009          2008
-----------------------------------------------------------------------------------------------------------------
Interest on loans                                              $4,748         $6,142      $21,886        $27,618
Interest on investment securities                               1,157          1,474        5,242          7,357
Interest on cash and cash equivalents                               4              1            6            126
-----------------------------------------------------------------------------------------------------------------
    Total interest income                                       5,909          7,617       27,134         35,101
-----------------------------------------------------------------------------------------------------------------
Interest on deposit liabilities                                 1,896          2,857        8,782         14,904
Interest on borrowings                                            537            731        2,313          3,976
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                                      2,433          3,588       11,095         18,880
-----------------------------------------------------------------------------------------------------------------
Net interest income                                             3,476          4,029       16,039         16,221
Provision for loan losses                                       1,712          1,376        3,836          4,570
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision                             1,764          2,653       12,203         11,651
-----------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                               890            884        3,787          3,275
Service charges on commercial and consumer loans                   29             70          152            348
Gain on sale of bank branch offices                                 -              -        5,570              -
Mortgage banking revenue                                          307            318          906            838
Earnings from bank owned life insurance                           149            139          588            554
Other income                                                      241            291          922          1,183
-----------------------------------------------------------------------------------------------------------------
Total non-interest income                                       1,616          1,702       11,925          6,198
-----------------------------------------------------------------------------------------------------------------
Compensation and benefits                                       2,063          2,907        9,733         11,470
Restructure costs                                                   -              -          709              -
Office property and equipment                                     641            713        2,851          2,847
Data processing, ATM and debit card transaction
costs, and other item processing expense                          386            385        1,588          1,564
Professional, insurance, and regulatory expense                   957            360        2,027          1,094
Deposit insurance premiums                                        855             13        1,055             55
Advertising, donations, and public relations                       60            321          798          1,375
Communications, postage, and office supplies                      157            235          755            883
Loss (gain) on other real estate owned                             44           (161)         534             95
Goodwill impairment                                                 -         18,417            -         18,417
Other expense                                                     218            260          874            836
-----------------------------------------------------------------------------------------------------------------
Total non-interest expense                                      5,381         23,450       20,924         38,636
-----------------------------------------------------------------------------------------------------------------
Other-than-temporary impairment losses related to credit      (12,263)        (5,394)     (19,293)        (9,154)
-----------------------------------------------------------------------------------------------------------------
Loss before income taxes                                      (14,264)       (24,489)     (16,089)       (29,941)
Income tax expense (benefit)                                    3,506         (2,315)       2,594         (4,582)
-----------------------------------------------------------------------------------------------------------------
Net (loss)                                                    (17,770)      ($22,174)    ($18,683)      ($25,359)
=================================================================================================================

Per share information:
Basic (loss) per share                                         ($5.46)        ($6.84)      ($5.75)        ($7.82)
Diluted (loss) per share                                       ($5.46)        ($6.84)      ($5.75)        ($7.82)
Cash dividends declared per share                                   -              -            -         $0.315

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

                                               At or for the three months ended   At or for the twelve months ended
                                                           June 30                            June 30
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)            2009           2008          2009          2008
-----------------------------------------------------------------------------------------------------------------
Average total assets                                         $505,332       $588,500     $532,213       $616,908
Average interest-earning assets                               436,104        520,131      471,191        551,244
Average interest-bearing liabilities                          440,511        480,134      457,423        502,905
Average interest-earning assets to average
   interest-bearing liabilities                                99.00%        108.33%      103.01%        109.61%
=================================================================================================================

Activity in the allowance for loan losses during the period:
Balance at beginning of period                                 $6,231         $4,693       $5,894         $1,797
Provision for loan losses                                       1,712          1,376        3,836          4,570
-----------------------------------------------------------------------------------------------------------------
Charge-offs:
   Single-family mortgage loans                                     -              -            -           (165)
   Commercial real estate loans                                     -              -         (471)           (17)
   Commercial business loans                                     (347)          (145)      (1,333)          (216)
   Consumer loans                                                (173)           (46)        (561)          (195)
-----------------------------------------------------------------------------------------------------------------
      Total loans charged-off                                    (520)          (191)      (2,365)          (593)
Recoveries                                                         31             16           89            120
-----------------------------------------------------------------------------------------------------------------
Charge-offs net of recoveries                                    (489)          (175)      (2,276)          (473)
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                                       $7,454         $5,894       $7,454         $5,894
=================================================================================================================

Non-performing loans receivable                               $21,781        $17,749      $21,781        $17,749
Other non-performing assets                                     7,463            881        7,463            881
-----------------------------------------------------------------------------------------------------------------
   Total non-performing assets                                $29,244        $18,630      $29,244        $18,630
=================================================================================================================
Non-performing loans as a percentage of total loans receivable  6.40%          4.29%        6.40%          4.29%
Total non-performing assets as a percentage of total assets     5.81%          3.30%        5.81%          3.30%
Allowance for loan losses to non-performing loans              34.22%         33.21%       34.22%         33.21%
Ratio of allowance for loan losses to total loans
   held for investment at end of period                         2.19%          1.42%        2.19%          1.42%
=================================================================================================================

Selected operating data: (1)
Return on average assets                                      -14.07%        -15.07%       -3.51%         -4.11%
Return on average equity                                     -443.09%       -157.01%      -70.42%        -39.10%
Net interest rate spread                                        3.26%          2.91%        3.36%          2.65%
Net yield on average interest-earning assets (2)                3.22%          3.13%        3.44%          2.97%
Efficiency ratio (3)                                          105.67%         87.84%       93.10%         90.21%
-----------------------------------------------------------------------------------------------------------------
(1)  Annualized except for efficiency ratio.
(2)  Net  interest  income,  tax-effected,  divided by average  interest-earning assets.
(3)  Non-interest  expense  divided by net  interest  income  plus  non-interest income,  less gain (loss) on sale of bank branch  offices and fixed assets.
=================================================================================================================

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

                                                                                                     Weighted
                                                                                       June 30       Average
(Dollars in thousands, except per share amounts)                                         2009          Rate
-----------------------------------------------------------------------------------------------------------------
Time deposits maturing within...
   Three months                                                                           $19,757          2.86%
   Four to six months                                                                      61,234          3.23%
   Seven to twelve months                                                                  74,978          2.98%
   More than twelve months                                                                 59,155          3.49%
-----------------------------------------------------------------------------------------------------------------
Total time deposits                                                                      $215,124          3.18%
=================================================================================================================

FHLB advances and all other borrowings maturing within...
   Three months                                                                           $59,072          1.30%
   Four to six months                                                                      38,000          3.13%
   Seven to twelve months                                                                       -              -
   More than twelve months                                                                  4,250          4.91%
-----------------------------------------------------------------------------------------------------------------
Total FHLB advances and all other borrowings                                             $101,322          2.14%
=================================================================================================================



                                                               Three months ended          Twelve months ended
                                                                   June 30                     June 30
                                                            2009           2008          2009          2008
-----------------------------------------------------------------------------------------------------------------
Market price per share:
   High for the period                                          $3.23         $14.87        $7.95         $19.00
   Low for the period                                           $1.30          $6.00        $1.00          $6.00
   Close at end of period                                       $1.31          $6.57        $1.31          $6.57
=================================================================================================================
